Exhibit 99.1

NEFF RENTAL LLC AND NEFF FINANCE CORP. ANNOUNCE
TENDER OFFERS AND CONSENT SOLICITATIONS

MIAMI — May 4, 2007 - Neff Rental LLC and Neff Finance Corp. (the “Companies”) announced today that they have commenced cash tender offers and consent solicitations (together, the “Offers”) for any and all of their $245,000,000 in aggregate principal amount of 11 1/4% Second Priority Senior Secured Notes due 2012 (CUSIP No. 640096AC7) (the “Senior Notes”) and any and all of their $80,000,000 in aggregate principal amount of 13% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”).

The following table summarizes terms material to the determination of the total consideration to be received in the tender offer per $1,000 principal amount of Senior Notes or Senior Subordinated Notes, as applicable, validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on May 17, 2007 (the “Consent Payment Deadline”):

CUSIP	Security Description	Reference Security	Bloomberg Reference Page	Fixed Spread	Consent Payment (1)
640096AC7	11 1/4% Second Priority Senior Secured Notes due 2012	4-7/8% U.S. T. Note due 05/15/09	PX5	50 bps	$30
N/A	13% Senior Subordinated Notes due 2013	3-5/8% U.S. T. Note due 06/30/07	PX3	50 bps	$30

(1)          Per $1,000 principal amount tendered prior to the Consent Payment Deadline and accepted for purchase.The Consent Payment is included in and not in addition to the Total Consideration.

The total consideration will be calculated at 2:00 p.m., New York City time, on a date which is at least 10 business days prior to the expiration date, which is currently scheduled for 12:00 midnight, New York City time, on June 1, 2007 (the “Expiration Date”)

Holders who validly tender their Notes by the Consent Payment Deadline will receive payment on the initial payment date, which is currently expected to be prior to the Expiration Date. Holders who tender their Notes after the Consent Payment Deadline but on or prior to the Expiration Date will receive the total consideration referred to above per $1,000 principal amount of Notes validly tendered and not withdrawn, less the consent payment of $30.00 per $1,000 principal amount of Notes.

In connection with the Offers, the Companies are soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indentures governing each series of Notes. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The Companies’ obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Offers is subject to the satisfaction of certain conditions including: (1) receipt of tenders from holders of 66-2/3% in aggregate principal amount of the outstanding Senior Notes and receipt of tenders from holders of at least a majority in aggregate principal amount of the outstanding Senior Subordinated Notes, and the execution of the supplemental indentures related to each series of Notes, (2) the consummation of the previously announced proposed merger of LYN Acquisition Corp., (“Merger Sub”), which is an affiliate of Lightyear Capital LLC, with and into Neff Corp., the parent company of the Companies, pursuant to the Agreement and Plan of Merger, dated as of March 31, 2007, by and among LYN Holdings LLC, LYN Holdings Corp., Merger Sub and Neff Corp., (3) Merger Sub or its affiliates having obtained an aggregate of $732.5 million of debt financing on the terms and conditions contained in their debt financing commitments and (4) certain other customary conditions.

The Companies reserve the right to: (1) waive, where possible, any and all conditions of the Offers; (2) extend the Offers; (3) otherwise amend the Offers in any respect; or (4) terminate the Offers.

The complete terms and conditions of the Offers are described in the Offer to Purchase and Consent Solicitation Statement relating to the Senior Notes and the Offer to Purchase and Consent Solicitation Statement relating to the Senior Subordinated Notes (together, the “Offers to Purchase”), each of which is dated May 4, 2007, and copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the offers, at (212) 269-5550 (collect) or (800) 628-8536 (U.S. toll-free). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the Offers. Additional information concerning the Offers may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free).

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offers are being made solely pursuant to the Offers to Purchase and the Consents and Letters of Transmittal related to each of the Offers.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Companies’ control and the risk factors and other cautionary statements discussed in Neff Rental LLC’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007.